Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Increased Second Quarter Operating Income

January 5, 2007	NASDAQ:	SMIT

Portland, Oregon – Schmitt Industries, Inc. completed the fiscal second quarter ended November 30, 2006 with income before provision for income taxes of $374,185, compared to income before provision for income taxes of $212,588 for the fiscal quarter ended November 30, 2005.  Sales increased to $2,929,696 for the quarter ended November 30, 2006 compared to $2,605,807 in the same period last year, a 12.4% increase.  Net income for the three months ended November 30, 2006 was $324,185 or $.12 per fully diluted share compared to net income of $394,545 or $.14 per fully diluted share for the same quarter in the prior fiscal year.  Net income for the three months ended November 30, 2006 was negatively impacted by the provision for income taxes which increased to $50,000 from the benefit of ($181,957) for the fiscal quarter ended November 30, 2005.  As of November 30, 2005 the Company reduced the valuation reserve on deferred tax assets which produced the net tax benefit for fiscal year 2006.

Sales increased to $6,002,248 for the six months ended November 30, 2006 compared to $5,270,484 in the same period last year, a 13.9% increase.  Net income for the six months ended November 30, 2006 was $594,777 or $.22 per fully diluted share compared to net income of $637,442 or $.23 per fully diluted share for the same period last year.  Net income for the six months ended November 30, 2006 was negatively impacted by the provision for income taxes which increased to $285,000 from the benefit of ($30,957) for the six months ended November 30, 2005.

Other reported results:

	Three Months ended November 30, 2006	Three Months ended November 30, 2005	Six Months ended November 30, 2006	Six Months ended November 30, 2005
Gross profit	$1,641,932	$1,505,628	$3,240,223	$2,933,737
Gross profit (as a % of sales)	56%	57.8%	54%	55.7%
Operating expenses	$1,313,720	$1,290,617	$2,446,691	$2,326,799
Other income (expense)	$45,973	$(2,423)	$86,245	$(453)

Wayne Case, President and CEO of Schmitt Industries said: “We are pleased to report that we have filed our quarterly Form 10Q today which reports growth in our sales volume in both the three and six months ended November 30, 2006 when compared to the same periods in the prior fiscal year.  We experienced sales increases in both the Balancer and Measurement segments.  Balancer sales growth is primarily a result of continued sales growth in our Asian markets as well as improved sales in European markets.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258